[USAA EAGLE LOGO(r)]
INFORMATION STATEMENT
REGARDING SUBADVISER
CHANGES TO THE
USAA SMALL CAP STOCK FUND

The USAA Small Cap Stock Fund’s Board of Trustees (the Board) recently approved Cambiar Investors, LLC (Cambiar) and Granahan Investment Management, Inc. (GIMI) as new subadvisers for the USAA Small Cap Stock Fund (the Fund), replacing Batterymarch Financial Management, Inc. with the change taking effect on July 11, 2012. In 2002, the U.S. Securities and Exchange Commission granted an order that permits USAA Asset Management Company (AMCO) to change subadvisers for a Fund without first calling a special shareholders meeting and obtaining shareholder approval (Order). One of the conditions of the Order requires AMCO, within 90 days of the hiring of any new subadviser, to furnish the Fund’s shareholders all the information that would have been included in a proxy statement. This statement provides such information regarding the hiring of Cambiar and GIMI. This Information Statement is first being delivered to shareholders on or about September xx, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INVESTMENT SUBADVISORY AGREEMENTS
AMONG AMCO, CAMBIAR INVESTORS, LLC, AND
GRANAHAN INVESTMENT MANAGEMENT, INC.

➢	WHAT WAS THE PROCESS THAT LED TO CAMBIAR AND GIMI BECOMING NEW SUBADVISERS TO THE FUND?

In monitoring the performance of the Fund's former subadviser, Batterymarch Financial Management, Inc. (Batterymarch), AMCO determined that the relative performance of the portion of the Fund allocated to Batterymarch did not meet expectations. As a result, AMCO reassessed the options available to the Fund, identified several firms in the business of managing funds with objectives similar to that of the Fund, and solicited proposals from those firms. After reviewing the proposals, AMCO concluded that engaging both Cambiar and GIMI was in the best interests of the Fund and recommended that the Fund's Board approve entering into investment subadvisory agreements with each of Cambiar and GIMI (Subadvisory Agreement(s)). On June 19, 2012, after considering, among other things, Cambiar's and GIMI's capabilities and reviewing the terms of the Subadvisory Agreements, the Fund's Board approved the new Subadvisory Agreements. Cambiar's and GIMI's duties under their respective Subadvisory Agreements are substantially the same as the duties of

Batterymarch under the Fund's former subadvisory agreement between AMCO and Batterymarch. AMCO will continue to oversee the management of the Fund as its investment adviser.

➢	WHAT ARE THE KEY PROVISIONS OF THE SUBADVISORY AGREEMENTS?

The key provisions of the Subadvisory Agreements remain substantially similar to the key provisions of the former subadvisory agreement with Batterymarch. The following represents a brief summary of the key provisions of the Sub-advisory Agreements with Cambiar and GIMI.

Under the Subadvisory Agreements, AMCO will employ Cambiar and GIMI to each manage a portion of the day-to-day investment of the Fund’s assets consistent with the Fund's investment objective, policies, and restrictions. Subject to supervision and monitoring by AMCO, and the oversight of the Fund's Board, Cambiar and GIMI will be responsible for, among other things, determining what portfolio securities to purchase, hold, or sell with respect to the portion of the Fund allocated to each, placing all orders for the purchase and sale of those portfolio securities, and selecting the appropriate broker or dealer to execute any purchase or sale transactions.

The Subadvisory Agreements require that, in the performance of their duties, Cambiar and GIMI act in the best interests of the Fund and comply with: (i) applicable laws and regulations, including, but not limited to, the Investment Company Act of 1940, as amended (1940 Act), and the Investment Advisers Act of 1940, as amended (Advisers Act), and the rules under each, (ii) the terms of the respective Subadvisory Agreement, (iii) the stated investment objective, policies and restrictions of the Fund, (iv) the Trust’s compliance procedures and other policies, procedures or guidelines, (v) the provisions of the Internal Revenue Code of 1986, as amended (Code), and (vi) the written instructions of AMCO.

When selecting the appropriate broker or dealer to execute purchase or sale transactions, the Subadvisory Agreements require Cambiar and GIMI use their best efforts to obtain the best execution available. But Cambiar and GIMI are permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services. The Subadvisory Agreements also permit Cambiar and GIMI to engage in the aggregation of portfolio trading with other clients, or to engage in cross transactions (buying or selling portfolio securities that another client of Cambiar or GIMI is selling or buying, respectively), when Cambiar and GIMI deem such transactions to be in the best interest of the Fund and when such practices are permitted by applicable laws and regulations. The Subadvisory Agreements permit Cambiar and GIMI to effect portfolio transactions through brokers and dealers that are affiliated persons of the Funds only upon receiving written approval from AMCO, or where such a transaction is permitted by Section 11(a) of the Securities Exchange Act of 1934.

The Subadvisory Agreements also provide that Cambiar and GIMI are responsible for their own expenses pertaining to personnel, facilities, equipment, bookkeeping and other services necessary for the efficient performance of their duties. Cambiar and GIMI are required to provide reasonable assistance to AMCO regarding the valuation of securities that are the subject of a significant event, not registered for public sale, not traded on any securities markets, or otherwise deemed illiquid for purposes of the 1940 Act, although AMCO is responsible for final pricing determinations and calculations. Cambiar and GIMI are also required to provide AMCO with periodic compliance reports relating to their duties under the Subadvisory Agreements.

Under the Subadvisory Agreements, Cambiar and GIMI cannot be held liable to AMCO, the Trust, or the Fund in the absence of negligence, willful misconduct, bad faith, or reckless disregard of their respective duties under the Subadvisory Agreements, or violation of applicable law. Both Cambiar and GIMI are required, under their respective Subadvisory Agreement, to indemnify AMCO, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of the negligence, willful misconduct, bad faith, or reckless disregard of duties, or violation of applicable law, on the part of either Cambiar or GIMI, respectively, as well as under certain other circumstances. The Subadvisory Agreements also contain provisions pursuant to which AMCO is required to indemnify Cambiar or GIMI for any liability and expenses which may be sustained by Cambiar or GIMI unless they were the result of Cambiar or GIMI’s willful misconduct, bad faith, or gross negligence of their respective duties, or violation of applicable law.

AMCO, and not the Fund, will be responsible for paying all fees charged by Cambiar and GIMI for these subadvisory services (the fees AMCO will pay are described in more detail in the sections “What Will AMCO Pay Cambiar for its Subadvisory Services?” and “What Will AMCO Pay GIMI for its Subadvisory Services?” below).

➢	WHEN DID THE INVESTMENT SUBADVISORY AGREEMENTS TAKE EFFECT AND UNDER WHAT CIRCUMSTANCES MAY THEY BE TERMINATED?

The Subadvisory Agreements took effect on July 11, 2012, and will remain in effect for an initial two-year period ending on July 10, 2014. Thereafter, each Subadvisory Agreement may be continued for successive years, provided that it is specifically approved at least annually by a vote of a majority of the Board members who are not “interested persons”, as that term is defined in Section 2(a)(19) of the 1940 Act, of the Fund (Independent Board Members) and by a majority of all Board members. The Fund may terminate a Subadvisory Agreement, without penalty, by a vote of a majority of the Independent Board Members or by vote of a majority of the Fund's outstanding shares, without penalty, on not more than 60 days' written notice to AMCO and Cambiar or GIMI, as the case may be. AMCO may at any time terminate either Subadvisory Agreement, without penalty, by written notice to Cambiar or GIMI, respectively. Both Cambiar and GIMI may terminate their respective Subadvisory Agreement, without penalty, by not less than 90 days' written notice to AMCO. A Subadvisory Agreement automatically will terminate without penalty in the event of its "assignment" as that term is defined in the 1940 Act.

➢	WILL THE FUND'S TOTAL EXPENSES CHANGE AS A RESULT OF THE SUBADVISORY AGREEMENTS WITH CAMBIAR AND GIMI?

No, the Subadvisory Agreements will not affect the Fund's total expense ratio. AMCO (not the Fund) pays a fee to Cambiar and GIMI for services under the Subadvisory Agreements.

➢	WILL THE FUND'S INVESTMENT OBJECTIVE OR INVEST-MENT STRATEGIES CHANGE AS A RESULT OF THE SUBADVISORY AGREEMENTS WITH CAMBIAR AND GIMI?

The Fund's investment objective will remain the same. However, Cambiar and GIMI are expected to realign the portion of the Fund's portfolio that each will advise to reflect their proprietary investment techniques. As a result, during the transition period, the Fund may experience higher portfolio turnover than normal and higher related transaction costs, including brokerage commissions. In addition, the Fund may realize capital gains when portfolio positions are sold. These realized capital gains may increase the Fund's taxable distributions for the current year.

➢	WHAT INFORMATION DID THE BOARD CONSIDER PRIOR TO APPROVING THE SUBADVISORY AGREEMENTS WITH CAMBIAR AND TO GIMI?

At a meeting held on June 19, 2012, the Board, including the Independent Board Members, approved the Subadvisory Agreements with Cambiar and GIMI. In advance of the meeting, the Board received and considered a variety of information relating to the Subadvisory Agreements, Cambiar, and GIMI, and had the opportunity to ask questions and request additional information from management. The information provided to the Board included, among other things: (i) the experience and qualifications of Cambiar and GIMI and the individuals at each company who would be responsible for providing investment management services for the Fund; and (ii) the fees to be paid to Cambiar and GIMI. Prior to voting, the Independent Board Members reviewed each proposed Subadvisory Agreement with management and with experienced independent counsel and received materials from such counsel discussing the legal standards for their consideration of the proposed Subadvisory Agreements. The Independent Board Members also reviewed the proposed Subadvisory Agreements in private sessions with their counsel at which no representatives of management were present.

In approving the Fund's Subadvisory Agreements with Cambiar and GIMI, the Board considered various factors, among them: (i) the nature, extent, and quality of services to be provided to the Fund by Cambiar and GIMI, including the personnel that will be providing services; (ii) compensation and any other benefits that will be derived from the subadvisory relationship by Cambiar and GIMI; (iii) comparisons, to the extent available, of subadvisory fees and performance to comparable investment companies; and (iv) the terms of the Subadvisory Agreements. The Board's analysis of these factors is set forth below. In considering the Subadvisory Agreements, the Board did not identify any single factor as controlling, and each Independent Board Member may have attributed different weights to various factors. Throughout their deliberations, the Independent Board Members were represented and assisted by independent counsel.

Nature, Extent, and Quality of Services To Be Provided; Investment Personnel. The Board considered information provided to it regarding the services to be provided by Cambiar and GIMI. The Board considered both Cambiar's and GIMI's level of knowledge and investment style. The Board reviewed the experience and credentials of the investment personnel who would be responsible for managing the investment of portfolio securities with respect to the Fund and Cambiar's and GIMI's level of staffing. The Board noted Cambiar's and GIMI's brokerage practices. The Board also considered Cambiar's and GIMI's regulatory and compliance history. The Board noted that AMCO's monitoring processes of Cambiar and GIMI would include: (i) regular tele-phonic meetings to discuss, among other matters, investment strategies and to review portfolio performance; (ii) monthly portfolio compliance checklists and quarterly compliance certifications to the Board; and (iii) periodic due diligence reviews of Cambiar and GIMI. The Board also took into consideration the financial condition of Cambiar and GIMI.

Subadviser Compensation. In considering the cost of services to be provided by Cambiar and GIMI and the profitability to Cambiar and GIMI of their relation-ship with the Fund, the Board noted that the fees under the Subadvisory Agree-ments would be paid by AMCO. The Board also relied on the ability of AMCO to negotiate the Subadvisory Agreements and the fees thereunder at arm's length. The Board also considered information relating to potential economies of scale in Cambiar and GIMI’s management of the Fund, to the extent available. However, this information was less significant to the Board's consideration of the Subadvisory Agreements than the other factors considered for the above reasons.

Subadvisory Fees and Fund Performance. The Board considered the sub-advisory fees for the Fund in comparison to the fees that Cambiar and GIMI charge to comparable clients, as applicable. The Board considered that the
Fund pays a management fee to AMCO and that, in turn, AMCO will pay a subadvisory fee to Cambiar and GIMI. The Board took into account that the advisory fees paid by the Fund would not change. The Board noted AMCO's expertise and resources in monitoring the performance, investment style, and risk-adjusted performance of Cambiar and GIMI.

Conclusion. After full consideration of a variety of factors, including those discussed above, the Board determined that its evaluation of each of the factors above supported approval of the Subadvisory Agreements with Cambiar and GIMI, and that such approval would be in the best interests of the Fund and its shareholders. As a result the Board, including the Independent Board Members, voted to approve the Subadvisory Agreements with Cambiar and GIMI.

➢	WHAT GENERAL INFORMATION IS AVAILABLE ABOUT CAMBIAR?

Cambiar, located at 2401 East Second Avenue, Denver, Colorado 80206, is an independent, 100% employee-owned firm. Cambiar has been pursuing its value-investing style since 1973. Cambiar provides investment management services to institutions, which include, pension plans, endowments, foundations, state and municipal government entities, and private clients. As of June 30, 2012, Cambiar managed $6.6 billion assets.

➢	WHO ARE THE DIRECTORS AND PRINCIPAL EXECUTIVE OFFICER OF CAMBIAR?

The names and principal occupations of the current directors and principal executive officer of Cambiar are set forth as follows:

Name	Principal Occupation
Brian M. Barish	President, Chief Investment Officer
Nancy H. Wigton	Principal, Director of Marketing and Client Service
Christine M. Simon	Principal, Chief Compliance Officer
Roderick V. Hostetler	Principal, Director of Trading

During the last five fiscal years, no director or officer of Cambiar has engaged in any other business, profession, vocation, or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Each of these individuals has a business address of 2401 East Second Avenue, Denver, Colorado 80206.

➢	DOES CAMBIAR OR ANY OF ITS AFFILIATES PROVIDE ANY ADDITIONAL SERVICES TO THE FUND?

No.

➢	WHAT WILL AMCO PAY CAMBIAR FOR ITS SUBADVISORY SERVICES?

CAMBIAR will charge AMCO 0.67% on the first $300 million of assets under management, and 0.65% on assets above $300 million. In addition, CAMBIAR will not seek to increase this fee during a three-year period ending July 10, 2015.

➢	DOES CAMBIAR ACT AS ADVISER FOR SIMILAR FUNDS?

Fund	Annual Fee Rate	Assets as of 7/31/12
Advisors Inner Circle Trust Cambiar Small Cap Fund	1.05%	$1.002 billion
The Advisors’ Inner Circle Fund II	0.62%	$92.6 million

➢	WHAT GENERAL INFORMATION IS AVAILABLE ABOUT GIMI?

GIMI, located at 275 Wyman Street, Waltham, Massachusetts 02451, is an independent, 100% employee-owned firm founded in 1985. The firm focuses on the smaller cap area of the market and has dedicated its investment expertise to serving institutions and family offices. At June 30, 2012, GIMI managed $2.79 billion in assets.

➢	WHO ARE THE DIRECTORS AND PRINCIPAL EXECUTIVE OFFICER OF GIMI?

The names and principal occupations of the current directors and principal executive officer of GIMI are set forth as follows:

Name	Principal Occupation
John J. Granahan	Chairman & Founder, GIMI
Jane M. White	Founder, President & CEO, GIMI
Gary C. Hatton	Founder & Chief Investment Officer, GIMI

During the last five fiscal years, no director or officer of GIMI has engaged in any other business, profession, vocation, or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Each of these individuals has a business address of 275 Wyman Street, Waltham, Massachusetts 02451.

➢	DOES GIMI OR ANY OF ITS AFFILIATES PROVIDE ANY ADDITIONAL SERVICES TO THE FUND?

No.

➢	WHAT WILL AMCO PAY GIMI FOR ITS SUBADVISORY SERVICES?

GIMI will charge AMCO 0.55% on the first $300 million of assets under management, and 0.52% on assets above $300 million. In addition, GIMI will not seek to increase this fee during a three-year period ending July 10, 2015.

➢	DOES GIMI ACT AS ADVISER FOR SIMILAR FUNDS?

Yes. GIMI acts as subadvisor to the Variable Annuity Small Company Growth Portfolio managed by the Vanguard Group. Assets managed by GIMI for that fund are $603 million and the fee consists of a base fee of 0.15%, adjusted upward or downward by an incentive formula based on trailing 36 month performance relative to the fund’s benchmark.

NAME AND ADDRESS OF
THE FUND'S INVESTMENT ADVISER,
PRINCIPAL UNDERWRITER, AND ADMINISTRATOR

AMCO, located at 9800 Fredericksburg Road, San Antonio, TX 78288, is the Fund’s investment adviser and administrator. USAA Investment Management Company, located at 9800 Fredericksburg Road, San Antonio, TX 78288, is the Fund’s principal underwriter.

SHARES OWNED

As of August 31, 2012, there were [                   ] shares of the Fund outstanding. No shareholder held of record or owned beneficially 5% or more of the Fund.

FINANCIAL INFORMATION

THE FUND, WITHOUT CHARGE, WILL FURNISH TO YOU UPON REQUEST A COPY OF THE FUND'S ANNUAL REPORT FOR ITS MOST RECENT FISCAL YEAR AND A COPY OF ITS SEMIANNUAL REPORT FOR ANY SUBSEQUENT SEMIANNUAL PERIOD. SUCH REQUEST MAY BE DIRECTED TO USAA ASSET MANAGEMENT COMPANY, 9800 FREDERICKSBURG ROAD, SAN ANTONIO, TEXAS 78288 OR
(800) 531-8722.

HOUSEHOLDING

Each household will receive a single copy of this Information Statement even if you or a family member own more than one account in the Fund. For many of you, this eliminates duplicate copies and saves paper and postage costs to the Fund. However, if you would like to receive an individual copy of this Information Statement, please call us toll free at (800) 531-USAA (8722) or contact us at 9800 Fredericksburg Road, San Antonio, Texas 78288, and we will send you an individual copy.

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